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                                                                    EXHIBIT 23.3



The Board of Directors
Shelby County Bancorp:


We consent to the inclusion of our report dated November 21, 1997, with respect to the consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended, which report appears in the Registration Statement on Form SB-2 filed by Blue River Bancshares, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/  KPMG PEAT MARWICK, LLP
----------------------------
KPMG PEAT MARWICK, LLP


Indianapolis, Indiana
June 8, 1998